Exhibit 99.1

January  24, 2023

Franklin Financial Reports 2022 Q4 and End of the Year Results; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $3.7 million ($0.84 per diluted share) for the fourth quarter ended December 31, 2022, compared to $3.7 million ($0.82 per diluted share) for the fourth quarter ended December 31, 2021.  Net income for 2022 was $14.9 million ($3.36 per diluted share) compared to $19.6 million ($4.42 per diluted share) for the same twelve-month period in 2021. For 2022, the Corporation had a $6.9 million increase in net interest income, but this was partially offset by an increase of $2.8 million in the provision for loan losses and a $1.7 million decrease in gains on the sale of mortgage loans. The decrease in net income from 2021 to 2022 was also broadened by events in 2021 including a one-time gain of $1.8 million on the sale of the Bank’s headquarters building and a $636 thousand expense reversal relating to the reversal of a previously established off-balance sheet liability reserve.

A summary of operating results for the fourth quarter of 2022 and year-to-date 2022 are as follows:

• Net interest income was $14.6 million for the fourth quarter of 2022 compared to $14.1 million for the third quarter of 2022 and $11.4 million (including $1.2 million of Paycheck Protection Program (PPP) interest and fees) for the fourth quarter of 2021. Net interest income for 2022 was $51.6 million (including $388 thousand of PPP interest and fees), an increase of 15.5% compared to $44.7 million for the same period in 2021 (including $3.3 million of PPP interest and fees). The net interest margin increased to 3.58% for the fourth quarter of 2022 from 2.79% for the same quarter of the prior year. On a year-over-year comparison, the net interest margin was 3.11% for 2022 compared to 2.88% in 2021. The increase in the 2022 net interest margin was due primarily to a 0.34% increase in the yield on earning assets from 3.06% in 2021 to 3.40% in 2022 as all asset classes had higher yields in 2022. This increase was primarily the result of action by the Federal Reserve to increase short-term interest rates in 2022.  The cost of interest-bearing deposits rose from 0.16% in 2021 to 0.29% for 2022. Likewise, the total cost of deposits increased 0.12% in 2022 to 0.23% in 2021.

• Average earning assets for 2022 were $1.7 billion compared to $1.6 billion in 2021, an increase of 6.1%. In 2022, the average balance of interest-earning cash balances increased $50.3 million (46.1%), the average balance of the investment portfolio increased $23.7 million (4.9%) and the average balance of the loan portfolio increased $24.5 million (2.4%), over the prior year averages. Within the loan portfolio, average commercial loan balances increased $20.3 million during the year, net of a $39.5 million decrease in the average balance of PPP loans year-over-year. Total deposits averaged $1.6 billion for 2022, an increase of $143.2 million (9.6%) over the average balance for 2021. All deposit categories reported a year-over-year increase in average balances, except for time deposits.

• For the fourth quarter of 2022, the Bank recorded $650 thousand through the provision for loan loss expense compared to a reversal of $200 thousand in the fourth quarter of 2021. During the fourth quarter of 2022, the Bank recorded a loss of $1.5 million on the sale of a $5.1 million commercial loan that did not exhibit long-term performance capacity.  Year-to-date, the provision for loan loss expense was $650 thousand compared to a $2.1 million provision expense reversal for the same period in 2021. The allowance for loan loss ratio was reduced to 1.35% of gross loans as of December 31, 2022, compared to 1.51% at December 31, 2021 due to continued improvement in the credit quality of the loan portfolio.

• Noninterest income totaled $3.6 million for the fourth quarter of 2022 compared to $3.7 million in the third quarter of 2022 and $4.6 million for the fourth quarter of 2021. A decrease of $487 thousand in gains on sale of mortgages and an increase of $124 thousand in securities losses contributed to the decrease from the fourth quarter comparable period. Year-to-date, noninterest income was $15.3 million compared to $19.5 million in 2021. Significant year-over-year variances that contributed to the decrease include the $1.8 million gain on the sale of the Bank’s former headquarters building in 2021, a decrease in gains on the sale of mortgages ($1.7 million) and a decrease in debit card income ($302 thousand).

• Noninterest expense for the fourth quarter of 2022 was $13.2 million compared to $12.2 million in the prior quarter and $12.0 million for the fourth quarter of 2021. Year-to-date, noninterest expense was $48.7 million in 2022 compared to $43.2 million in 2021. The following categories contributed to the year-over-year increase: salaries and benefits increased $3.3 million (primarily incentive compensation and health insurance), net occupancy increased $489 thousand, data processing expense increased $725 thousand, and pension settlement costs of $290 thousand related to lump sum payouts during the year.

• The effective tax rate was 14.9% and 14.6% for the fourth quarter and year-to-date period of 2022, respectively.

Total assets at December 31, 2022 were $1.700 billion compared to $1.774 billion at December 31, 2021, a decrease of 4.2%. Significant balance sheet changes since December 31, 2021, include:

• Short-term interest-earning deposits in other banks decreased $117.7 million (71.5%) and the investment portfolio decreased $43.0 million (8.1%).
• The net loan portfolio increased $53.1 million over the year-end 2021 balance, with commercial loans increasing $33.4 million from year-end 2021.
• Deposits decreased $32.9 million (2.1%) over year-end 2021, with decreases in commercial money management and interest-bearing checking accounts and a decrease in time deposit balances.

• Shareholders’ equity decreased $42.9 million from December 31, 2021. Retained earnings increased $9.3 million in 2022 but was offset by a decrease of $50.7 million in accumulated other comprehensive income (AOCI) as the fair value of the investment portfolio declined during the year. At December 31, 2022, the book value of the Corporation’s common stock was $26.01 per share and tangible book value was $23.96 per share. In December 2022, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period. The Bank is considered to be well-capitalized under the regulatory guidance as of December 31, 2022.

“We ended the fourth quarter and year of 2022 well positioned for future growth. In the course of 2022, we have seen improvement in loan quality, the addition of key team members, including commercial lenders, transitioned retiring senior management members with new leadership in retail and technology, and added a chief operating officer”, said Tim Henry, President and CEO. “In addition, we have moved the bank headquarters to facilities that will support future growth and renovated two community offices that needed to be updated to meet the changing needs of our customers and gone “live” with Salesforce to improve our ability to work effectively with our customers. We have made all these changes while also maintaining good operating metrics and have been able to post the fourth most profitable year in the company’s history despite the wild gyrations in the economy that have radically affected the interest rate and business environment.”

On January 19, 2023, the Board of Directors of Franklin Financial Services Corporation declared a $0.32 per share regular quarterly cash dividend for the first quarter of 2023 to be paid on February 22, 2023, to shareholders of record at the close of business on February 3, 2023. This compares to a $0.32 per share regular cash dividend for the fourth quarter of 2022 and $.32 per share for the first quarter of 2022.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.7 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more  information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Twelve Months Ended
(Dollars in thousands, except per share data)	12/31/2022	9/30/2022	12/31/2021	2022	2021	% Change

Interest income	$16,997	$15,043	$12,133	$56,449	$47,573	18.7
Interest expense	2,392	980	723	4,863	2,902	67.6
Net interest income	14,605	14,063	11,410	51,586	44,671	15.5
Provision for loan losses	650	-	(200)	650	(2,100)	(131.0)
Noninterest income	3,610	3,663	4,588	15,250	19,488	(21.7)
Noninterest expense	13,196	12,200	11,981	48,691	43,245	12.6
Income before income taxes	4,369	5,526	4,217	17,495	23,014	(24.0)
Income taxes	652	895	564	2,557	3,398	(24.7)
Net income	$3,717	$4,631	$3,653	$14,938	$19,616	(23.8)

Diluted earnings per share	$0.84	$1.05	$0.82	$3.36	$4.42	(24.0)
Regular cash dividends paid	$0.32	$0.32	$0.32	$1.28	$1.25	2.4

Balance Sheet Highlights (as of)	12/31/2022	9/30/2022	12/31/2021
Total assets	$1,699,579	$1,847,162	$1,773,806
Investment and equity securities	487,247	492,467	530,292
Loans, net	1,036,866	1,033,518	983,746
Deposits	1,551,448	1,704,893	1,584,359
Shareholders' equity	114,197	108,151	157,065

Assets Under Management (fair value)
Investment and Trust Services	904,317	810,954	946,964
Held at third party brokers	116,398	104,127	118,046

	As of and for the Three Months Ended			For the Twelve Months Ended
Performance Ratios	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Return on average assets*	0.84%	1.00%	0.84%	0.83%	1.17%
Return on average equity*	13.58%	14.86%	9.56%	11.64%	13.20%
Dividend payout ratio	37.77%	30.36%	38.83%	37.88%	28.16%
Net interest margin*	3.58%	3.28%	2.79%	3.11%	2.88%
Net loan recoveries (chargeoffs) /average loans	-0.56%	-0.01%	0.04%	-0.15%	0.04%
Nonperforming loans / gross loans	0.01%	0.53%	0.74%
Nonperforming assets / total assets	0.01%	0.30%	0.42%
Allowance for loan loss / loans	1.35%	1.43%	1.51%
Book value, per share	$26.01	$24.60	$35.36
Tangible book value (1)	$23.96	$22.55	$33.34
Market value, per share	$36.10	$31.56	$33.10
Market value/book value ratio	138.79%	128.29%	93.61%
Market value/tangible book value ratio	150.67%	139.95%	99.29%
Price/earnings multiple*	10.74	7.51	10.09	10.74	7.49
Current quarter dividend yield*	3.55%	4.06%	3.87%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)
	December 31, 2022	September 30, 2022	December 31, 2021
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$114,197	$108,151	$157,065
Less intangible assets	(9,016)	(9,016)	(9,016)
Shareholders' equity (non-GAAP)	105,181	99,135	148,049

Shares outstanding (in thousands)	4,390	4,396	4,441

Tangible book value (non-GAAP)	23.96	22.55	33.34